Exhibit (d)(5)

AMENDMENT NO. 1 TO

CONFIDENTIALITY AGREEMENT

THIS AMENDMENT NO. 1 TO THE CONFIDENTIALITY AGREEMENT (this “Amendment”) is made as of October 24, 2025 (the “Amendment Date”) between Apellis Pharmaceuticals, Inc. (the “Company”) and Biogen Inc. (“Biogen”).

WHEREAS, the Company and Biogen entered into that certain Confidentiality Agreement dated November 1, 2024 (the “Confidentiality Agreement”);

WHEREAS, the parties wish to extend the Confidentiality Agreement as set forth below; and

WHEREAS, capitalized terms that are used but not otherwise defined in this Amendment shall have the meanings given to them in the Confidentiality Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereby agree as follows:

1.	Section 12 of the Confidentiality Agreement is hereby amended by replacing the phrase “one (1) year from the date hereof” with the phrase “one (1) year from the Amendment Date.”

2.

Section 13 of the Confidentiality Agreement is hereby amended by replacing the phrase “for a period of one (1) year from the date of this letter agreement” with the phrase “for a period of one (1) year from the Amendment Date.”

3.

Section 23 of the Confidentiality Agreement is hereby amended by replacing the phrase “The term of this letter agreement is three (3) years from the date of its execution” with the phrase “The term of this letter agreement is three (3) years from the Amendment Date.”

4.

Except as specifically amended herein, the Confidentiality Agreement is hereby ratified and confirmed and shall remain in full force and effect. On and after the date hereof, each reference in the Confidentiality Agreement to “this letter agreement,” “hereunder,” “hereof” or words of like import, shall mean and be a reference to the Confidentiality Agreement, as amended hereby.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.	In the case of any conflict between any provision of this Amendment and any provision of the Confidentiality Agreement, the provisions of this Amendment shall control.

7.

This Amendment may be executed in counterparts, including via electronic delivery or facsimile, each of which shall constitute an original and together shall constitute one document. Delivery of an executed signature page by electronic mail shall be effective execution and delivery.

[Signature Page Follows]

NOW THEREFORE, this Amendment has been executed by duly authorized representatives of the parties as of the date set forth above.

APELLIS PHARMACEUTICALS, INC.		BIOGEN INC.

By:	/s/ Cedric Francois	By:	/s/ Adam Keeney
Name: Cedric Francois		Name: Adam Keeney
Title: Chief Executive Officer		Title: EVP, Head of Corporate Development

[Signature Page to Amendment No. 1 to Confidentiality Agreement]